Exhibit 1.1

HOWMET AEROSPACE INC.

$1,200,000,000 6.875% Notes due 2025

UNDERWRITING AGREEMENT

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

April 22, 2020

1.             Introductory. (a) Howmet Aerospace Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representative”) are acting as representative, an aggregate principal amount of $1,200,000,000 of its 6.875% notes due 2025 (the “Securities”), to be issued under the indenture dated as of September 30, 1993 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as successor to J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Trust Company, National Association), as supplemented by the first supplemental indenture dated as of January 25, 2007 between the Company and the Trustee, the second supplemental indenture dated as of July 15, 2008 between the Company and the Trustee, the fourth supplemental indenture dated as of December 31, 2017 and the fifth supplemental indenture dated as of April 16, 2020 (as so supplemented, the “Indenture”) between the Company and the Trustee. Certain terms of the Securities will be established pursuant to an officers’ certificate pursuant to Section 301 of the Indenture (the “Officers’ Certificate”).

(b)           At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Prospectus Supplement dated April 22, 2020 and accompanying base prospectus dated April 16, 2020 (together, the “Preliminary Prospectus”), as filed by the Company pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Act”), and each “free writing prospectus” (as defined pursuant to Rule 405 under the Act) identified in Schedule II hereto, including the final term sheet filed with the Commission pursuant to Rule 433 under the Act and attached hereto as Schedule III (the “Final Term Sheet”).

(c)           The Company acknowledges and agrees that each Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representative nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

2.             Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each Underwriter that:

(a)           The registration statement on Form S-3 (No. 333-237705), including a base prospectus relating to the Securities, has been filed with the Commission and has become effective. Such registration statement, as amended to the date of this underwriting agreement (“Agreement”), including any information deemed pursuant to Rule 430A, 430B or 430C under the Act to be part of the registration statement at the time of its effectiveness, is hereinafter referred to as the “Registration Statement”, and the base prospectus relating to the Securities, as supplemented to reflect the final terms of the Securities and the terms of offering thereof, as first filed with the Commission pursuant to and in accordance with Rule 424(b) (“Rule 424(b)”) under the Act, is hereinafter referred to as the “Prospectus”. Any reference in this Agreement to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the most recent effective date of the Registration Statement or the date of the Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

(b)               On its effective date and on the Closing Date (as defined below), the Registration Statement conformed, and will conform, in all respects to the requirements of the Act, the Trust Indenture Act of 1939 (“Trust Indenture Act”) and the rules and regulations of the Commission (“Rules and Regulations”) and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and as of its date and on the Closing Date, the Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon the Underwriter Information (as defined below).

(c)           No order preventing or suspending the use of Preliminary Prospectus has been issued by the Commission, and the Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Act and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon the Underwriter Information (as defined below).

(d)           The Time of Sale Information, at the Time of Sale did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use in such Time of Sale Information, it being understood and agreed that the only such information consists of the following (collectively, the “Underwriter Information”): the statements concerning the Underwriters contained in paragraphs 7 and 8 under the caption “Underwriting” in the Preliminary Prospectus, and, with respect to each Underwriter, such Underwriter’s name as it appears on the cover of the Preliminary Prospectus.

(e)           The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of any offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed in Schedule II hereto, and (v) any electronic roadshow or other written communications, in each case, approved in writing in advance by the Representative. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with the Underwriter Information. The Investor Presentation dated April 2020 (the “Investor Presentation”), when taken together with the Preliminary Prospectus did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

(f)            The financial statements and the related notes thereto, included or incorporated by reference in the Registration Statement and the Prospectus, present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein. The financial data set forth in the Time of Sale Information under the caption “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information” fairly presents in all material respects the information set forth therein on a basis consistent with that of the audited financial statements contained in the Time of Sale Information. The pro forma financial statements of the Company and its subsidiaries and the related notes thereto included under the captions “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and elsewhere in the Time of Sale Information present fairly in all material respects the information contained therein, have been prepared in accordance with the rules and guidelines of the Commission with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transaction and circumstances referred to therein. The statistical and market related data and forward looking statements included in the Time of Sale Information are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and represent good faith estimates that are made on the basis of data derived from such sources.

(g)           Within the past three years, neither the Company nor any of its significant subsidiaries (as such term is defined in Rule 405 of the Act) nor, to the Company’s knowledge, any director, officer, or employee of the Company or of any of its significant subsidiaries, has taken any action, when acting on behalf of the Company or such significant subsidiaries, that would result in a material violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act of 2010 (the “Bribery Act”), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”) or other applicable anti-bribery or anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) (including any foreign political party or official thereof or any candidate for foreign political office) in contravention of the FCPA, the Bribery Act, the OECD Convention or other applicable anti-bribery or anti-corruption laws; and except as otherwise disclosed in the Registration Statement or the Prospectus, the Company and its significant subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance therewith.

(h)           The Company, the operations of the Company and its significant subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and its significant subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its significant subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except for any noncompliance or action, suit or proceeding that will not individually or in the aggregate, have a material adverse effect on the ability of the Underwriters to sell the Securities in the manner contemplated by the Prospectus or on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole.

(i)            (i) Neither the Company nor any of its significant subsidiaries, nor any director or officer thereof, nor, to the Company’s knowledge, any employee of the Company or any of its significant subsidiaries, is an individual or entity (“Person”) that is:

(A)             the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or Her Majesty’s Treasury (“HMT”) (collectively, “Sanctions”),

(B)              located, organized or resident in a country or territory (as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory, nor

(C)              a Person with whom dealings are restricted or prohibited by Sanctions as a result of a relationship of ownership or control with a Person identified in (A) or (B).

(ii)           The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(j)            No stamp, documentary, issuance, registration, transfer, withholding, capital gains, income or other taxes or duties (except any such taxes or duties that would not have been required to be made but for a connection between any Underwriter and the United States of America, and any political subdivision of the foregoing, other than a connection arising solely as a result of the transactions contemplated hereunder) are payable by or on behalf of the Underwriters or the Company in the United States of America, and any political subdivision of the foregoing in connection with (i) the execution, delivery or consummation of this Agreement, (ii) the creation, allotment and issuance of the Securities, (iii) the sale and delivery of the Securities to the Underwriters or purchasers procured by the Underwriters or (iv) the resale and delivery of the Securities by the Underwriters in the manner contemplated herein.

(k)           There has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Information provided to prospective purchasers of the Securities.

(l)            Subsequent to the respective dates as of which information is given in each of the Time of Sale Information and the Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short term debt or long term debt of the Company and its subsidiaries, except in each case as described in each of the Time of Sale Information and the Prospectus, respectively.

(m)          Each of the Company and its significant subsidiaries (i) has been duly organized, is validly existing and is in good standing (or equivalent concept) under the laws of the jurisdiction of its organization or formation, and has the power and authority to own its property and to conduct its business as described in the Time of Sale Information; and (ii) is duly qualified to transact business and is in good standing (or equivalent concept) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing (or equivalent concept) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined below) or a material adverse effect on the issuance and delivery of the Securities. For the purposes of this Agreement, a “Material Adverse Effect” means a materially adverse effect on the business, assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, or on the performance by the Company of its obligations under this Agreement and the Securities.

(n)           The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights (collectively, the “Enforceability Exceptions”).

(o)           The Officers’ Certificate has been duly authorized and will be duly executed and delivered by the Company by the Closing Date.

(p)           The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and the Officers’ Certificate and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(q)           This Agreement has been duly authorized, executed and delivered by the Company.

(r)            Neither the Company nor any of its significant subsidiaries is (i) in violation of its charter, bylaws or other constitutive document or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its significant subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its significant subsidiaries is subject (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults, as applicable, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The issuance and delivery of the Securities (i) will not result in any violation of the provisions of the charter, bylaws or other constitutive document of the Company or any significant subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its significant subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any significant subsidiary, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, Defaults, liens, charges, encumbrances or violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the issuance and delivery of the Securities. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(s)            No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the the issuance and delivery of the Securities except for (i) those that have been obtained or made by the Company and are in full force and effect under the Securities Act or applicable securities laws of the several states of the United States and (ii) those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the issuance and delivery of the Securities.

(t)            Other than proceedings accurately described in all material respects in the Time of Sale Information, there are no legal or governmental proceedings pending or, to the best of the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or a material adverse effect on the issuance and delivery of the Securities.

(u)           PricewaterhouseCoopers LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included in the Time of Sale Information, are independent public or certified public accountants within the meaning of the Public Company Accounting Oversight Board.

(v)           The Company and its significant subsidiaries have good and marketable title in fee simple (or the equivalent in foreign jurisdictions) to all real property and good and marketable title to all personal property owned by them that is material to the business of the Company and its significant subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as (i) are described in the Time of Sale Information, (ii) arise as a matter of law or (iii) do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its significant subsidiaries. Any real property and buildings held under lease by the Company and its significant subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its significant subsidiaries, in each case except as described in the Time of Sale Information and the Prospectus.

(w)          The Company is not, and after giving effect to the offering and sale of the Securities, and the application of the proceeds thereof as described in the Time of Sale Information and Prospectus, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(x)            Except as disclosed in the Time of Sale Information and the Prospectus: (i)(A) each of the Company and its subsidiaries, and their respective operations and facilities, are in compliance with, and not subject to any known liabilities under, applicable Environmental Laws (as defined below), which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Company or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (B) neither the Company nor any of its subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (C) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Company or any of its subsidiaries based on or pursuant to any Environmental Law pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability under or pursuant to any Environmental Law the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; (D) neither the Company nor any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; (E) to the knowledge of the Company, no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries; and (F) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Emission (as defined below) or threatened Emission of any Material of Environmental Concern (as defined below), that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Company or any of its subsidiaries, including without limitation, any such liability which the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, other than, in the cases (A) through (F), for matters that would not reasonably be expected to result in a Material Adverse Effect; and (ii) none of the Company or its subsidiaries is aware of any facts or issues relating to compliance with Environmental Law that would reasonably be expected to have a material effect on their capital expenditures, earnings or the competitive position, and there are no proceedings that are pending against the Company or its subsidiaries to which a governmental entity is also a party, other than such proceedings as to which the Company reasonably believes that no monetary sanctions of $100,000 or more will be imposed. For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (i) the Emission or threatened Emission of Materials of Environmental Concern; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation or which can give rise to liability under any Environmental Law. “Emission” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(y)           Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Company and its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA, to the extent applicable. “ERISA Affiliate” means, with respect to the Company or a subsidiary of the Company, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. Except as would not reasonably be expected to result in a Material Adverse Effect, no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. Except as would not reasonably be expected to result in a Material Adverse Effect, no “employee benefit plan” established or maintained by the Company or its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Except as would not reasonably be expected to result in a Material Adverse Effect, each “employee benefit plan” established or maintained by the Company or its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification).

(z)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, the information technology assets, equipment, systems, networks, software and hardware and the computers, websites, applications and databases of the Company and its subsidiaries (collectively, “IT Systems”) are adequate for the operation of the business of the Company and its significant subsidiaries as currently conducted, and, to the best of the Company’s knowledge, are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as would not, individually or in the aggregate have a Material Adverse Effect, (i) the Company and its significant subsidiaries have implemented and maintained commercially reasonable policies, procedures and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including all personal and personally identifiable data (together, “Personal Data”) and sensitive and confidential data, in connection with their businesses, and (ii) there have been, to the best of the Company’s knowledge, no breaches, violations or unauthorized uses of or accesses to same, except for those that have been remedied. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its significant subsidiaries are presently in compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data collected by the Company or its significant subsidiaries.

(aa)         The Company has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(bb)         Neither the Company nor any agent thereof acting on its behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(cc)         The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has been no material weakness in the Company’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(dd)         The Company and its subsidiaries employ disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its chief executive officer or officers and chief financial officer, as appropriate, to allow timely decisions regarding disclosure.

(ee)         The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated in connection therewith.

(ff)           The Company and its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed or have requested extensions of the filing deadlines therefor, except in any case where the failure to so file could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; the Company and its subsidiaries have paid all federal, state, local and foreign taxes required to be paid through the date hereof, except any such taxes that are being contested in good faith by appropriate proceedings and for which the Company, to the extent required by GAAP, has set aside on its books adequate reserves, except where the failure to pay such taxes could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.             Purchase, Offering and Delivery. (a) The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective amounts of Securities set forth opposite such Underwriter’s name in Schedule I hereto at a purchase price of 99.125% of the principal amount of the Securities, plus accrued and unpaid interest, if any, from April 24, 2020 to the Closing Date (as defined below).

(b)           The Representative has advised the Company that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after this Agreement has become effective as in the judgment of the Representative is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c)           Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on April 24, 2020, or such other time and date as the Representative and the Company may agree upon in writing (such date and time of delivery and payment being herein called the “Closing Date”).

(d)           Delivery of the Securities shall be made through the facilities of The Depository Trust Company (“DTC”) and shall be in global form and deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, unless the Representative shall otherwise instruct.

4.             Covenants of the Company. The Company covenants and agrees with the several Underwriters that in connection with the offering of the Securities:

(a)           The Company will file any Issuer Free Writing Prospectus (including the Final Term Sheet) to the extent required by Rule 433 under the Act and will file the Preliminary Prospectus and the Prospectus with the Commission pursuant to and in accordance with Rule 424(b) not later than the time required by such rules.

(b)           Prior to the Closing Date, the Company will advise the Representative promptly of any proposal to prepare, use, authorize, approve, refer to or file any Issuer Free Writing Prospectus or to amend or supplement the Registration Statement or the Prospectus and will afford the Representative a reasonable opportunity to comment on any such proposed Issuer Free Writing Prospectus or amendment or supplement and the Company will also advise the Representative promptly of any use, authorization, approval, reference to or filing of any Issuer Free Writing Prospectus, the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings or any proceedings pursuant to Section 8A of the Act in respect of the Registration Statement or of any parts thereof and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued. Notwithstanding the foregoing, the Company will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

(c)           (1) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act, or required to be delivered but for Rule 172 under the Act (the “Prospectus Delivery Period”), any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company promptly will prepare and file with the Commission an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (b) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representative may designate, such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances, be misleading or so that the Time of Sale Information will comply with law. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5.

(d)           As soon as practicable, but not later than 16 months after the date of this Agreement, the Company will make generally available to its security-holders an earnings statement covering a period of at least 12 months beginning after the later of (i) the effective date of the Registration Statement, (ii) the effective date of the most recent post-effective amendment to the Registration Statement and (iii) the date of the Company’s most recent Annual Report on Form 10-K filed with the Commission prior to the date of this Agreement, which will satisfy the provisions of Section 11(a) of the Act.

(e)           The Company will furnish to the Representative copies of the Registration Statement, including all exhibits, any prospectus, any related preliminary prospectus supplement, any related Issuer Free Writing Prospectus, any Time of Sale Information, the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as are reasonably requested.

(f)            The Company will arrange for the qualification of the Securities and the determination of their eligibility for investment under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the distribution, provided that the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation in a jurisdiction where it is not presently subject to taxation as a foreign corporation.

(g)           The Company will pay all expenses incident to the performance of its obligations under this Agreement and will reimburse the Underwriters for any expenses (including reasonable fees and disbursements of counsel) incurred by them in connection with qualification of the Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representative may designate and the printing of memoranda relating thereto, for the filing fee, if any, of the Financial Industry Regulatory Authority relating to the Securities and for expenses incurred in distributing the Prospectus, the Preliminary Prospectus, any Issuer Free Writing Prospectus and any Time of Sale Information to the Underwriters.

(h)           The Company shall pay, and shall indemnify and hold the Underwriters harmless against, any stamp or other issuance or transfer taxes that are payable in connection with (i) the execution, delivery, consummation or enforcement of this Agreement, (ii) the creation, allotment and issuance of the Securities, (iii) the sale and delivery of the Securities to the Underwriters or purchasers procured by the Underwriters or (iv) the resale and delivery of the Securities by the Underwriters in the manner contemplated herein.

(i)            The Company hereby agrees that, without the prior written consent of the Representative on behalf of the Underwriters, it will not, during the period beginning on the date hereof and ending on the Closing Date, offer, sell, contract to sell or otherwise dispose of any securities issued or guaranteed by the Company (other than pursuant to director or employee stock or other benefit plans existing or the conversion of convertible securities outstanding on the date hereof) which are substantially similar to its United States dollar-denominated debt securities having a maturity of more than one year.

(j)            The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

(i)            The Company will assist the Underwriters in arranging for the Securities to be eligible for clearance and settlement through DTC.

5.             Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein on and as of the Time of Sale and on and as of the Closing Date as if made on the Closing Date, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)           The Representative shall have received a letter, dated as of the date of this Agreement, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Representative, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement.

(b)           The Prospectus and each Issuer Free Writing Prospectus (if required by Rule 433 under the Act) shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any parts thereof shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Act shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c)           Subsequent to the earlier of (A) the Time of Sale and (B) the execution of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in or affecting particularly the business or properties of the Company, or its subsidiaries which, in the judgment of the Representative, materially impairs the investment quality of the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or the setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on such exchange or in the over-the-counter market; (iv) any banking moratorium declared by Federal or New York authorities; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency that, in the reasonable judgment of the Representative, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the sale of and payment for the Securities.

(d)           The Representative shall have received an opinion or opinions, dated the Closing Date, of K&L Gates LLP, in form and substance reasonably satisfactory to the Representative.

(e)           The Representative shall have received an opinion and 10b-5 statement, each dated the Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representative.

(f)            The Representative shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion and 10b-5 statement, each dated the Closing Date, with respect to the incorporation of the Company, the validity of the Securities, the Registration Statement, the Time of Sale Information, the Prospectus and other related matters as they may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Cravath, Swaine & Moore LLP may rely as to matters governed by Pennsylvania law, upon the opinions referred to in subsections (d) of this Section.

(g)           The Representative shall have received a certificate, dated the Closing Date, of the Chairman of the Board, President or any Vice-President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any parts thereof has been issued and no proceedings for that purpose or pursuant to Section 8A of the Act have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the Prospectus, there has been no material adverse change in the financial position or results of operations of the Company and its subsidiaries considered in the aggregate, except as set forth in or contemplated by the Time of Sale Information and the Prospectus.

(h)           The Representative shall have received a certificate, dated the date hereof and the Closing Date, of the chief financial officer of the Company with respect to certain financial data contained in the Time of Sale Information and the Prospectus, in form and substance reasonably satisfactory to the Representative.

(i)            The Representative shall have received a letter, dated the Closing Date, of PricewaterhouseCoopers LLP, in form and substance satisfactory to the Underwriters, which reconfirms the matters set forth in their letter delivered pursuant to subsection (a) of this Section and covers any additional financial information included in the Prospectus (which is not covered by their letter delivered pursuant to subsection (a) of this Section).

(j)            The Securities shall be eligible for clearance and settlement through DTC.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents they reasonably request.

6.             Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Investor Presentation, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with the Underwriter Information.

(b)           Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Underwriter Information, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

(c)           Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that actual conflicts of interest exist between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there are legal defenses relating to a material aspect of such action available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to control, and otherwise participate in, the defense of such action and the indemnifying party will reimburse any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending such action as such expenses are incurred. Notwithstanding anything to the contrary herein, no indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

(d)           If recovery is not available under the foregoing indemnification provisions of this Section, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Act. Each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other equitable considerations appropriate under the circumstances. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the second sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Underwriters’ obligations to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)           The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each affiliate and each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed any of the Registration Statements or any parts thereof and to each person, if any, who controls the Company within the meaning of the Act.

7.             Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Securities under this Agreement on the Closing Date and the principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities to be purchased on such date, the Representative may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under this Agreement, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the principal amount of the Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities to be purchased on such date and arrangements satisfactory to the Representative and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. In all other cases, unless otherwise specified in this Agreement, if any Underwriter or Underwriters default in their obligations to purchase Securities under the terms of this Agreement and arrangements satisfactory to the Representative and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

8.             Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Securities. If for any reason the purchase of the Securities by the Underwriters under this Agreement is not consummated, the Company shall remain responsible for the expenses (including amounts with respect to Section 4(h)), to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Company and the Underwriters pursuant to Section 6 shall remain in effect.

9.             Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a)           It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that is not an “issuer free writing prospectus as defined in Rule 433 under the Act that contains only preliminary terms of the Securities and offering or information permitted by Rule 134 under the Act, (ii) the Final Term Sheet or any Issuer Free Writing Prospectus prepared pursuant to Section 1(b) or Section 4(c) above (including any electronic road show) or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing. Notwithstanding the foregoing, the Underwriters may use a term sheet, substantially in the form of the Final Term Sheet attached in Schedule III hereto, without the consent of the Company.

(b)           It is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

(c)           It will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Act.

(d)           Notwithstanding the foregoing, it will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that does not satisfy the conditions of Rule 164(e)(2) under the Act.

10.           Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties to be bound thereby.

11.           Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

12.           Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telecopied and confirmed to the Representative at: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: Legal Department, or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to it at Howmet Aerospace Inc., 201 Isabella Street, Pittsburgh, Pennsylvania 15212, Attn: Peter Hong, Vice President and Treasurer.

13.           Successors. This Agreement will inure to the benefit of and be binding upon the Company and the Underwriters and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

14.           Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

15.           Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.           Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

17.           Submission to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Prospectus or the offering of the Securities (each, a “Related Proceeding”). The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any Related Proceeding brought in such a court and any claim that any such Related Proceeding brought in such a court has been brought in an inconvenient forum.

18.           Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)           In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)           As used in this Section 18, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

19.           Recognition of the E.U. Bail-in Powers. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Company and the Underwriters, the Company acknowledges and accepts that a BRRD Liability (as defined below) arising under this Agreement may be subject to the exercise of Bail-in Powers (as defined below) by the Relevant Resolution Authority (as defined below), and acknowledges, accepts, and agrees to be bound by:

(a)           the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Underwriters to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(A)          the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(B)           the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Underwriters or another person, and the issue to or conferral on the Issuer of such shares, securities or obligations;

(C)           the cancellation of the BRRD Liability; and

(D)          the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b)           the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(c)           As used in this Section 19, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD (as defined below), the relevant implementing law, regulation or rule of the applicable governmental authority, as described in the EU Bail-in Legislation Schedule (as defined below) as in effect on the date hereof and as may be updated from time to time consistent with the foregoing definition of Bail-in Legislation; “Bail-in Powers” means any Write-down and Conversion Powers (as defined in relation to the relevant Bail-in Legislation); “BRRD” means Directive 2014/59/EU, as amended, establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time; “BRRD Liability” means any liability as defined under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to any Underwriter and its obligations under this Agreement

[Signature Page follows]

Very truly yours,

HOWMET AEROSPACE INC.

By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

[Signature Page to Debt Underwriting Agreement]

Accepted as of the date first written above.

J.P. Morgan Securities LLC

Acting on behalf of itself and
the several Underwriters named in Schedule I
hereto.

J.P. MORGAN SECURITIES LLC

By:	/s/ Clifford P Wagner III
	Name:	Clifford P Wagner III
	Title:	Vice President

[Signature Page to Debt Underwriting Agreement]

Schedule I

Underwriters	Principal Amount of 2025 Notes to be Purchased
J.P. Morgan Securities LLC	$480,000,000
Citigroup Global Markets Inc.	$240,000,000
Goldman Sachs & Co. LLC	$240,000,000
ABN AMRO Securities (USA) LLC	$12,960,000
Banca IMI S.p.A	$12,960,000
BMO Capital Markets Corp.	$12,960,000
BNP Paribas Securities Corp.	$12,960,000
Fifth Third Securities, Inc.	$12,960,000
Mizuho Securities USA LLC	$12,960,000
Morgan Stanley & Co. LLC	$12,960,000
MUFG Securities Americas Inc.	$12,960,000
PNC Capital Markets LLC	$12,960,000
SMBC Nikko Securities America, Inc.	$12,960,000
SunTrust Robinson Humphrey, Inc.	$12,960,000
TD Securities (USA) LLC	$12,960,000
U.S. Bancorp Investments, Inc.	$12,960,000
Citizens Capital Markets, Inc.	$9,000,000
Huntington Securities, Inc.	$9,000,000
ING Financial Markets LLC	$9,000,000
Scotia Capital (USA) Inc.	$9,000,000
Nomura Securities International, Inc.	$9,720,000
Academy Securities, Inc.	$5,160,000
Banco Bradesco BBI S.A.	$5,160,000
BNY Mellon Capital Markets, LLC	$5,160,000
Standard Chartered Bank	$5,160,000
Westpac Capital Markets LLC	$5,160,000
Total	$1,200,000,000

Schedule II

Issuer Free Writing Prospectuses

A.	Free writing prospectus filed with the Commission on April 22, 2020, substantially in the form of Schedule III.

B.	Other Free Writing Prospectuses

1. None.

Schedule III

Filed Pursuant to Rule 433
Registration Statement No. 333-237705

Pricing Term Sheet

Howmet Aerospace Inc.

$1,200,000,000 6.875% Notes due 2025

Dated: April 22, 2020

This term sheet to the preliminary prospectus supplement dated April 22, 2020 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Change in Offering Size and Use of Proceeds

We are amending our previously announced tender offer in respect of our outstanding 5.400% Notes due 2021 (the “2021 Notes”) in order to increase the maximum aggregate purchase price in that offer from $500 million to $785 million. Additionally, we are launching a tender offer in respect of our outstanding 5.870% Notes due 2022 (the “2022 Notes”) with an aggregate purchase price of up to $210 million. As a result, the proposed use of proceeds for this offer has been updated to provide that the net proceeds will be used to fund the purchase price of 2021 Notes with an aggregate purchase price of up to $785 million and 2022 Notes with an aggregate purchase price of up to $210 million and the remaining net proceeds will be used for general corporate purposes, which may include the repayment and/or repurchase of certain of our outstanding indebtedness as may be determined by our management. Corresponding changes will be made where applicable throughout the preliminary prospectus supplement. Our tender offer in respect of the 2021 Notes includes a solicitation of consents to amend the related indenture, while our tender offer in respect of the 2022 Notes does not include any consent solicitation. The offering is not conditioned upon the consummation of the tender offers. The tender offers are being made pursuant to the relevant Offer to Purchase.

Issuer:	Howmet Aerospace Inc.

Title of Securities:	6.875% Notes due 2025

Pricing Date/Closing Date:	April 22, 2020 / April 24, 2020 (T+2)

Aggregate Principal Amount Offered:	$1,200,000,000

Maturity Date:	May 1, 2025

Coupon (Interest Rate):	6.875%

Price to Public (Issue Price):	100% of principal, plus accrued interest, if any, from April 24, 2020

Benchmark Treasury:	0.5% UST due March 31, 2025

Spread to Benchmark Treasury:	+651 bps

Yield to Maturity:	6.875%

Interest Payment Dates:	Semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2020

Interest Record Dates:	April 15 and October 15

Debt Ratings*:	[RESERVED]

Optional Redemption:	Make-whole at T + 50 bps at any time before April 1, 2025; par call at any time on or after April 1, 2025

Change of Control Offer:	If a change of control triggering event occurs with respect to the Notes, the issuer will be required, subject to certain conditions, to offer to repurchase such Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Joint Bookrunners:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC

Senior Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Managers:	Citizens Capital Markets, Inc. Huntington Securities, Inc. ING Financial Markets LLC Scotia Capital (USA) Inc.

Co-Managers:	Academy Securities, Inc. Banco Bradesco BBI S.A. BNY Mellon Capital Markets, LLC Nomura Securities International, Inc. Standard Chartered Bank Westpac Capital Markets LLC

CUSIP/ISIN:	443201 AA6 / US443201AA64

We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you the prospectus if you request it from J.P. Morgan Securities LLC by calling collect at (212)-834-4533.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.